EXHIBIT 99.1

SWIFT TRANSPORTATION CO., INC. REPORTS
FIRST QUARTER RESULTS

Phoenix, AZ – April 21, 2004 — Swift Transportation Co., Inc. (NASDAQ-NMS: SWFT) today reported its results for the three months ended March 31, 2004.

Revenues for the first quarter of 2004 increased 12.9% to $622.4 million, including approximately 7% from the acquisition of Merit Distribution Services, Inc., compared with $551.3 million for the corresponding quarter of 2003. The first quarter of 2004 includes $26.0 million of fuel surcharge revenue versus $23.1 million in 2003. Excluding this fuel surcharge revenue, the increase in revenues would also have been 12.9%. Net earnings were $6.4 million or 8 cents per share, compared to $8.9 million or 10 cents per share for the first quarter of 2003. The first quarter of 2004 results include a $1.1 million noncash pre-tax expense for the increase in market value of interest rate derivative agreements of M.S. Carriers, while the results for the first quarter of 2003 include a $100,000 pre-tax benefit for the reduction in market value of the interest rate derivative agreements. Furthermore, the 2004 results include $3.9 million expense for the cost of the voluntary early retirement program offset by a $2.4 million gain from the sale of property. Excluding the impact of the interest rate derivative agreements, the early retirement program expense and the gain from sale of property, net earnings would have been $8.0 million (9 cents per share) in 2004 versus $8.8 million (10 cents per share) in 2003.

Management believes the presentation of earnings without the impact of the interest rate derivative agreements, the early retirement expense and the gain on the sale of assets are useful in comparing the results from period to period due to the historical volatility of the interest rate derivative agreements and the infrequent nature of the early retirement expense and the gain on sale of property.

The Company purchased 3,984,753 shares of its common stock for a total cost of $74 million during the first quarter of 2004. The Company may repurchase up to an additional $26 million of its common stock under the current authorization established by the Board of Directors.

Swift will hold a conference call to discuss these results at 5:00 PM Eastern time on Thursday, April 22, 2004. Individuals with questions may dial in at 800-480-8614. For others, the conference call will be broadcast live on the Internet at http://www.fulldisclosure.com/ and may also be accessed through the Company’s web site, http://www.swifttrans.com/. Replays will be available on these websites for two weeks.

Swift is the holding company for Swift Transportation Co., Inc., a truckload carrier headquartered in Phoenix, Arizona. Swift’s trucking subsidiary operates the largest fleet of truckload carrier equipment in the United States with regional operations throughout the continental United States.

Condensed, consolidated statements of earnings for the three months ended March 31, 2004 and 2003 are as follows:

Swift Transportation Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2004		2003
Operating revenue	$622,374	100%	$551,303	100%
Operating expenses:
Salaries, wages and employee benefits	234,710	37.7%	204,395	37.1%
Operating supplies and expenses	66,935	10.7%	58,139	10.5%
Fuel	88,974	14.3%	84,710	15.4%
Purchased transportation	107,553	17.3%	91,254	16.6%
Rental expense	20,844	3.3%	20,665	3.7%
Insurance and claims	25,242	4.1%	22,490	4.1%
Depreciation and amortization	40,860	6.6%	34,354	6.2%
Communication and utilities	7,796	1.2%	6,940	1.3%
Operating taxes and licenses	14,800	2.4%	10,011	1.8%

Total operating expenses	607,714	97.6%	532,958	96.7%

Operating income	14,660	2.4%	18,345	3.3%
Interest expense	6,006	0.9%	3,932	0.7%
Interest income	(133)		(158)
Other (income) expense	(1,549)	(0.2%)	224

Earnings before income taxes	10,336	1.7%	14,347	2.6%
Income taxes	3,932	0.7%	5,450	1.0%

Net earnings	$6,404	1.0%	$8,897	1.6%

Diluted earnings per share	$.08		$.10

Shares used in per share calculations	84,974		84,747

Contact: Jerry Moyes, CEO, or Gary Enzor, CFO of
Swift Transportation Co., Inc.
(602) 269-9700

Swift Transportation Co., Inc. and Subsidiaries

Operating Statistics
(Excluding Fuel Surcharge)

	Three Months Ended
	March 31,
	2004	2003
Total Miles *	447,139	414,280
Loaded Miles *	387,804	357,226
Trucking Revenue *	$581,194	$508,847
Revenue per Tractor per day	$536	$522
Revenue per loaded mile	$1.4987	$1.4244
Average Linehaul Tractors	16,948	15,462
Deadhead Percentage	13.27%	13.77%
Period End Linehaul Tractor Count
Company	14,558	12,806
Owner Operator	3,759	3,200

Total	18,317	16,006

*	In Thousands

Selected Balance Sheet Data
(in thousands)

	March 31,	December 31,
	2004	2003
Cash	$50,226	$19,055
Total Assets	$1,892,541	$1,820,943
Capital leases, debt and securitization	$494,567	$418,514
Total Liabilities	$1,087,221	$976,328
Equity	$805,320	$844,615

Swift Transportation Co., Inc. and Subsidiaries

Selected Cash Flow Statement Data
(in thousands)

	Three Months Ended
	March 31,
	2004	2003
Net cash provided by operating activities	$85,894	$54,666

Capital expenditures (net of disposal proceeds)	$(53,643)	$(48,093)
Other investing activities	11,146	13,029

Net cash used in investing activities	$(42,497)	$(35,064)

Purchase of treasury stock	$(73,982)	$(17,267)
Other financing activities	61,568	(262)

Net cash used in financing activities	$(12,414)	$(17,529)